As filed with the Securities & Exchange Commission January 23, 2009
Registration No.  333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SPLINTERNET HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	22-393-8509
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	(Identification Number)

535 Connecticut Avenue, 2nd floor
Norwalk, Connecticut 06854
(203) 354-9164
 (Address and Telephone of Principal Executive Offices) (Zip Code)

Splinternet Holdings, Inc.
2008 Stock Incentive Plan
(Full Title of Plan)

James C. Ackerly, President
535 Connecticut Avenue, 2nd floor
Norwalk, Connecticut 06854
(203) 354-9164
 (Name, address and telephone number of agent for service)

Copies to:
David M. Kaye, Esq.
Kaye Cooper Fiore Kay & Rosenberg, LLP
30A Vreeland Road, Suite 230
Florham Park, New Jersey 07932
(973) 443-0600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[ X]

CALCULATION OF REGISTRATION FEE

		PROPOSED	PROPOSED
		MAXIMUM	MAXIMUM
TITLE OF		OFFERING	AGGREGATE	AMOUNT
SECURITIES	AMOUNT TO BE	PRICE PER	OFFERING	OF
TO BE REGISTERED	REGISTERED(1)	SHARE (2)	PRICE (2)	REGISTRATION FEE

Common Stock,
par value
$.001
per share	6,000,000	$0.275	$1,650,000	$64.85

TOTAL REGISTRATION FEE				$64.85

_____________________

(1)
Represents shares of Common Stock issuable under the 2008 Stock Incentive Plan. Further, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement covers, in addition to the number of shares stated above,  an  indeterminate  number of shares which may be subject to grant or otherwise issuable as a result of stock splits, stock dividends or similar transactions.

(2)	Calculated in accordance with Rule 457(c) using the average of the bid and asked price for the Common Stock on January 20, 2009.

EXPLANATORY NOTE

This Registration Statement has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933 (the “Securities Act”), as amended, to register 6,000,000 shares of common stock, par value $.001 (the “Common Stock”), of Splinternet Holdings, Inc. (the “Registrant”) issuable pursuant to our 2008 Stock Incentive Plan (the “Stock Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information required to be included in Part I of this Registration Statement will be given or sent to all persons who participate in the Stock Plan, as specified by Rule 428(b)(1) under the Securities Act.  Such documents are not required to be filed with the Securities and Exchange Commission (“SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The Registrant will provide without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. These documents are incorporated by reference in the Section 10(a) prospectus. The Registrant will also provide without charge, upon written or oral request, all other documents required to be delivered to participants pursuant to Rule 428(b).  Any and all such requests shall be directed to the President, at Splinternet Holdings, Inc., 535 Connecticut Avenue, 2nd floor, Norwalk, Connecticut 06854 or by telephone at (203) 354-9164.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following materials are incorporated by reference herein in their entirety.  In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

(a)           The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 filed with the SEC on March 28, 2008;

(b)           The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 filed with the SEC on May 15, 2008, June 30, 2008 filed with the SEC on August 14, 2008, and September 30, 2008 filed with the SEC on November 14, 2008;

(c)           The Registrant’s Current Reports on Form 8-K filed with the SEC on February 12, 2008, May 1, 2008 (as amended by Form 8-K/A filed on July 17, 2008), and October 16, 2008.

A statement contained in any incorporated document shall be modified or superseded for the purposes of this Registration Statement if it is modified or superseded by a document which is also incorporated in this Registration Statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The Registrant is currently authorized to issue 90,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of preferred stock, having such rights, designations and privileges as the Board of Directors may establish from time to time.  There are 61,503,179 shares of Common Stock issued and outstanding, and no shares of preferred stock issued or outstanding, as of the date hereof.

Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders.  Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor, as well as any distributions to the shareholders and, in the event of liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets of the Company remaining after satisfaction of all liabilities.  Holders of the Common Stock have no conversion, redemption or preemptive rights or other rights to subscribe for additional shares.  The outstanding shares of Common Stock are, and the shares of Common Stock issuable hereunder, will be, validly issued, fully paid and non-assessable.

Item 5.	Interests of Named Experts and Counsel.

Kaye Cooper Fiore Kay & Rosenberg, LLP has passed on the legality of the shares of Common Stock offered hereby for the Registrant.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s certificate of incorporation provides that the liability of directors of the Registrant shall be eliminated to the fullest extent permissible under Delaware law and provides for indemnification to the extent permitted by Delaware law.

The Delaware General Corporation Law provides for indemnification of the Registrant’s officers and directors for liabilities and expenses that they may incur in such capacities. In general, the Registrant’s directors and officers are indemnified with respect to actions taken in good faith and in a manner such person believed to be in the Registrant’s best interests, and with respect to any criminal action or proceedings, actions that such person has no reasonable cause to believe were unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit		Incorporated by
No.	Name of Exhibit	Reference to

5.1	Opinion letter of Kaye Cooper Fiore	*
Kay & Rosenberg, LLP

10.1	2008 Stock Incentive Plan	Exhibit 10.1 (1)

23.1	Consent of Kaye Cooper Fiore Kay	*
& Rosenberg, LLP, included in Opinion
of Counsel filed as Exhibit 5.1

23.2	Consent of Goldstein Golub Kessler LLP	*

23.3	Consent of McGladrey & Pullen, LLP	*

________________

*	Filed herewith.

(1)	Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed on August 14, 2008, and incorporated by reference herein.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), and (1)(ii) do not apply if the Registration Statement is on Form S-8 and if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)            That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)           That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                          (i)            Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

                          (ii)            Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

                          (iii)            The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

                          (iv)            Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto  duly  authorized,  in  Norwalk, Connecticut on January 22, 2009.

SPLINTERNET HOLDINGS, INC.

By:	/s/ James C. Ackerly
James C. Ackerly,
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each of the undersigned constitutes and appoints James C. Ackerly, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James C. Ackerly	President, Chief Executive	01/22/2009
James C. Ackerly	Officer, Treasurer and Director
(Principal Executive Officer)

/s/ John T. Grippo	Chief Financial Officer	01/22/2009
John T. Grippo	(Principal Financial Officer)

/s/ L. Paul Bremer, III	Chairman of the Board	01/22/2009
L. Paul Bremer, III

/s/ Edmund L. Resor	Vice President and Director	01/22/2009
Edmund L. Resor